Exhibit 10.19

TRINITY INDUSTRIES, INC.
DIRECTOR COMPENSATION
Summary Sheet as of December 6, 2017

On December 6, 2017, the Board of Directors approved the following compensation for non-employee directors, effective in 2018:

•	Board member annual retainer - $70,000

•	Annual equity compensation - $130,000, using share price on the date of grant as the basis for awards

•	Presiding Director - annual retainer of $25,000

•	Chairs of Corporate Governance and Directors’ Nominating and Finance and Risk Committees - annual retainer of $15,000

•	Chairs of Audit and Human Resources Committees - annual retainer of $20,000

•	Board meeting fee - $2,000 for each meeting attended

•	Committee members - $2,000 for each meeting attended

•	Ad hoc or special assignment work performed for or at the request of the Chairman, Chief Executive Officer, and President - $2,000 per day